UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 21, 2006

VitalStream Holdings, Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada	000-17020	87-0429944
(State or other jurisdiction of incorporation or rganization)	(Commission File Number)	(IRS Employer Identification No.)

555 Anton Blvd, Suite 400
Costa Mesa, California	92626
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, Including Area Code:
(714) 549-5300

N/A

(Former name, former address, and formal fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[X]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]     Pre-commencement communications pursuant to Rule 13e-4(c) under theExchange Act (17 CFR 240.13e-4(c)

Item 7.01 Regulation FD Disclosure.

As previously reported, VitalStream Holdings, Inc. (the “Company”) has entered into an Agreement and Plan of Merger dated October 12, 2006 (the “Merger Agreement”) pursuant to which, subject to the terms and conditions set forth therein, the Company has agreed to merge (the “Merger”) with a wholly-owned subsidiary of Internap Network Services Corporation. The Company anticipates that the Merger will close in the first quarter of 2007. Certain options to purchase common stock, $.001 par value of the Company (“Common Stock”) granted pursuant to the Company’s 2001 Stock Incentive Plan, as amended (the “Incentive Plan”) to current and former executive officers of the Company, including certain options granted to Jack Waterman, the Company’s Chief Executive Officer, and Chris Dion, the Company’s Senior Vice President of Business Development, contain provisions under which the vesting of the option accelerates, all or in part, as a result of a change of control of the Company, such as the Merger.

Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) denies employers a tax deduction for “excess parachute payments” in connection with a change of control. Section 4999 of the Code imposes a 20% excise tax, payable by the employee, on certain amounts if the employee receives an “excess parachute payment” in connection with a change of control. The value of the portion of a stock option that accelerates in connection with a change of control, such as the Merger, is deemed to be a payment for purposes of calculating an excess parachute payment. In general, payments from an employer to an employee represent an “excess parachute payment” if the value of all such payments exceeds 2.99 times an employee’s “base amount.” For each employee, the “base amount” is calculated based upon the employee’s total compensation, including the value of non-incentive stock options exercised, from the employer for up to five tax years preceding the year in which the change of control occurs.

On November 21, 2006, Mr. Waterman filed a Form 144 with respect to the planned sale of up to 395,000 shares of Common Stock, and Mr. Chris Dion filed a Form 144 with respect to the planned sale of up to 31,250 shares of Common Stock. The shares of Common Stock referenced in such Forms 144, all of which were sold on November 21, 2006, were issued upon the exercise of options to purchase Common Stock granted under the Incentive Plan. By exercising certain stock options during 2006, Messrs. Waterman and Dion are increasing their “base amounts,” which should reduce the likelihood, or amount, of any “excess parachute payment” associated with the pending Merger. As noted above, the Company (or its successor) would not receive a tax deduction, and the employee would be required to pay an excise tax, in connection with any payments associated with the Merger that are determined to be “excess parachute payments.”

After the exercise of stock options and related sales of the Common Stock described above, Messrs. Waterman and Dion will continue to hold vested and unvested stock options for the purchase of up to an additional 1,165,000 and 168,750 shares respectively of the Common Stock. At the closing of the Merger, these stock options will be converted into an option to purchase shares of Internap common stock. Pursuant to an Affiliate Agreement between Mr. Waterman and Internap to be signed prior to the closing of the Merger, Mr. Waterman will be subject to a lock-up limiting the amount of shares of Internap common stock that he can sell during the one year period following the Merger closing.  Mr. Waterman has agreed with Internap that his sale of Common Stock on November 21, 2006 will apply towards the limited number of shares that may be sold by him during such one year period.

SIGNATURES

Pursuant to the requirements of the Securities Exchange of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VitalStream Holdings, Inc.

Dated: November 24, 2006	By:	/s/ Philip N. Kaplan

Philip N. Kaplan President